Exhibit 10.10

PERSONAL EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this February 1, 2021 by and between Upright Technologies Ltd., a company incorporated under the laws of the State of Israel (the "Company"), and Employee Oded Cohen (Israeli I.D. 13518931) residing at Hatomer 36, Savion, Israel (the "Employee").

WHEREAS,     Employee has been employed by the Company as of May 1st, 2015 and through the date hereof, and Parties wish to amend certain employment terms, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS,     Parties agree that any agreement Employee may have had with Labstyle Innovation Ltd., did not reflect the Parties’ intention and is null and void, ab-initio, but without derogating from any option grant to Employee made by Dario Health Corp.;

WHEREAS,     the parties hereto desire to state the terms and conditions of the Employee's employment by the Company, as set forth below.

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the parties hereby agree as follows:

General

1.           Position. The Employee shall serve in the position described in Exhibit A attached hereto. In such position the Employee shall report regularly and shall be subject to the direction and control of the Company's management and specifically under the direction of the person specified in Exhibit A. The Employee shall perform his duties diligently, conscientiously and in furtherance of the Company's best interests. The Employee agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position in the Company.

2.           Full Time Employment. The Employee will be employed on a full-time basis of 100% of a full time, i.e. 42 hours per week (the "Scope of Employment") in those working days and hours which will be determined by the Company subject to its business needs. the Employee shall devote his entire working hours to the business of the Company and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity, which conflict with his obligations under this Agreement. The Employee’s weekly rest day shall be Saturday, unless otherwise determined by the Company in a notice to the Employee. The above notwithstanding, Employee agrees and acknowledges the Position is a senior managerial position, requiring a special degree of personal confidence, as defined under the Working Hours and Rest Law, 5711-1951, thus the provisions of such law shall not apply to Employee, and further acknowledges his duties may entail irregular work hours and days , for which there is adequate reward hereunder.

3.           Location. The Employee shall perform his duties hereunder at the Company's facilities in Israel, but he understands and agrees that his position may involve significant domestic and international travel.

4.           Employee's Representations and Warranties. The Employee represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Employee with third parties and with respect to any permitted engagement of the Employee with any third party during the term of his engagement with the Company (for purposes hereof, such third parties shall be referred to as "Other Employers"), the Employee represents, warrants and undertakes that: (a) his engagement with the Company is and/or will not be in breach of any of his undertakings toward Other Employers, and (b) he will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Employer.

Term of Employment

5.            Term. The Employee's employment by the Company shall commence on the date set forth in Exhibit A (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein.

6.            Termination at Will. Either party may terminate the employment relationship hereunder at any time, without the obligation to provide any reason, by giving the other party a prior written notice as set forth in Exhibit A (the "Notice Period"). The Employee acknowledges and agrees that he has been given ample opportunity to consider the aforesaid waiver and further acknowledges that the Base Salary includes due consideration for such waiver. Notwithstanding the foregoing, the Company is entitled to terminate this Agreement with immediate effect upon a written notice to Employee and to pay the Employee a one time amount equal to the Salary that would have been paid to the Employee during the Notice Period, in lieu of such prior notice.

The Company and Employee agree and acknowledge that the Company’s Severance Contribution to the Insurance Scheme in accordance with Section 11 below, shall, provided contribution is made in full, be instead of severance payment to which the Employee (or his beneficiaries) is entitled with respect to the Salary upon which such contributions were made and for the period in which they were made (the "Exempt Salary"), pursuant to Section 14 of the Severance Pay Law 5723 – 1963 (the "Severance Law"). The parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Exhibit C. The Company hereby forfeits any right it may have in the reimbursement of sums paid by Company into the Insurance Scheme, except: (i) in the event that Employee withdraws such sums from the Insurance Scheme, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law. Nothing in this Agreement shall derogate from the Employee’s rights to severance payment in accordance with the Severance Law or agreement or applicable ministerial order including the General Approval of the Minister of Labor and Welfare, as set forth in this Section 6, in the event contributions to the Insurance Scheme in accordance with Section 11 below have not been made in full.

7.            Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" means herein (a) conviction of any felony by the Employee involving moral turpitude affecting the Company or its affiliates or any crime involving fraud; (b) action taken by the Employee intentionally to materially harm the Company or its affiliates; (c) embezzlement of funds of the Company or its affiliates by the Employee; (d) falsification of Company's or its affiliates' records or reports by the Employee; (e) ownership by the Employee, direct or indirect, of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company or its affiliates, including those products or services contemplated in a plan adopted by the Company or its affiliates; (f) any material breach of the Employee's fiduciary duties or duties of care to the Company (except for conduct taken in good faith) which, to the extent such breach is curable, has not been cured by Employee within fifteen (15) days after its receipt of notice thereof from Company containing a description of the breach or breaches alleged to have occurred; (g) any material breach of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B by the Employee; and (i) any other act or omission that constitutes "cause" under the laws of the State of Israel. In the event of termination for Cause, the Employee’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Law.

8.            Notice Period; End of Relations. During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee, the employment relationship hereunder shall remain in full force and effect, the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee's responsibilities.

Covenants

9.            Proprietary Information; Assignment of Inventions and Non-Competition. Upon the execution of this Agreement, the Employee will execute the Company's Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached hereto as Exhibit B. Exhibit B hereto shall survive the expiration or other termination of this Agreement.

Salary and Additional Compensation; Insurance

10.            (a) Salary. The Company shall pay to the Employee as compensation for the employment services an aggregate monthly base salary in the amount set forth in Exhibit A (the "Base Salary"). In addition, since the Employee may, from time to time, work overtime hours and since the Company cannot keep specific track of all of the Employee's overtime hours, the Company shall pay to the Employee an additional monthly gross amount, as set forth in Exhibit A paid for all of the Employee's overtime hours, as they may be from time to time (the "Additional Compensation" the Additional Compensation and Base Salary together shall constitute the "Salary" for purposes of this Agreement). Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation or agreement and the Employee shall not be entitled to any additional payment, including, for avoidance of doubt, any payment for overtime hours of work or reimbursement for travel expenses to and from his home to the workplace (which are paid on global basis through the payment of the Additional Compensation). The Employee's Salary and other terms of employment may be reviewed and updated by the Company's management, from time to time, at the Company's discretion. The Salary is to be paid to the Employee no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and like payments.

(b) Annual Bonus. The first Annual Bonus payment shall be as set forth in Exhibit A.

(c) Special Compensation for Non-Competition Obligations. The Employee acknowledges that 20% of the Salary is paid as special supplementary monthly compensation in consideration for the Employee's non-competition undertakings and obligations set forth in Exhibit B hereto (the "Special Non-Competition Monthly Compensation"). The Employee warrants and represents that the Special Non-Competition Monthly Compensation constitutes a real, appropriate and full consideration to any prejudice he may suffer due to his non-competition undertakings and obligations set forth in Exhibit B hereto, including but not limited to restriction of his freedom of employment.

11.            Insurance and Social Benefits. The Company will insure the Employee under a "Manager's Insurance Policy" ("Bituach Menahalim") ("Policy") or a Pension Fund ("Pension Fund"), to be selected by the Employee. The employee shall be entitled to contributions to a pension arrangement of his choice (the "Pension Arrangement"), at the following monthly rates:

(a)	The Company shall contribute:

(i)	8.33% of the Salary towards the severance pay component; and

(ii)	6.5% of the Salary towards the pension component. In case you are insured in a mangers insurance policy or a provident fund (which is not a pension fund), the said rate shall include the rate of contributions towards the disability insurance, ensuring loss of earning payment of 75% of the Salary but no less than 5% towards the pension component, all subject to the terms of the Extension Order regarding the Increase of Pension Contributions - 2016 (the "Pension Order 2016"). In accordance with the terms of the Pension Order 2016, if the said rate shall not be sufficient to insure you in disability insurance, the total rate of contributions shall increase up to 7.5% of the Salary.

(b)	The Company shall also deduct 6% of the Salary to be paid on your account towards the Pension Arrangement.

11. 1.      By signing this Agreement, you acknowledge that in accordance with the terms of the General Order, if you choose to be insured in a Pension Arrangement, which is not a pension fund, you must also be insured in disability insurance, ensuring loss of earning payment of 75% of the Salary (or the relevant portion of the Salary which the you choose to insure in such an arrangement).

11. 2.      Additionally, the Company together with the Employee will maintain an advanced study fund ("Keren Hishtalmut") and the Employee and the Company shall contribute to such fund an amount equal to 2.5% (two percent and one half of a percent) of the Salary and 7.5% (seven percent and one half of a percent) of the Salary, respectively. All of the Employee's aforementioned contributions shall be transferred to the above referred to plans and funds by the Company by deducting such amounts from each monthly Salary payment. Any tax results for payments made for amounts greater than the maximum amount exempt from tax under applicable laws will bear upon the employee.

Additional Benefits

12.            Expenses. The Company will reimburse the Employee for traveling expenses in Exhibit A.

13.            Vacation. The Employee shall be entitled to the number of vacation days per year as set forth in Exhibit A, as coordinated with the Company (with unused days to be accumulated up to the limit set pursuant to applicable law).

14.            Sick Leave; Convalescence Pay. The Employee shall be entitled to that number of paid sick leave per year as set forth in Exhibit A (with unused days to be accumulated up to the limit set pursuant to applicable law), and also to Convalescence Pay ("Dmei Havra'a") pursuant to applicable law.

15.            Mobile Phone. During the term of this Agreement the Company may provide the Employee with a Company's mobile phone, for use in connection with Employee's duties hereunder, pursuant to Company's policy, as adopted, as may be amended from time to time by the Company. The Company shall bear all expenses relating to the Employee’s use and maintenance of the phone attributed to the Employee under this Section.

16.            Should the employee choose, the Company will provide the Employee with a car of make and model pursuant to the Car Leasing Agreement entered between the Employee and the Company on _ [date] _ (the "Car Leasing Agreement"). The Car shall belong to or be leased by the Company and shall be registered in the Company’s name for use by the Employee during the period of his employment with the Company. The Car will be returned to the Company by the Employee immediately after termination of the Employee's employment by the Company. Use by the Employee of the Car shall be made at all times only in accordance with the provisions of the Car Leasing Agreement and the Company's Car policy, as may be amended from time to time by the Company. The Employee shall bear all the personal tax consequences of the allocation of the Car to his benefit. Any expenses, payments or other benefits that are made in connection with the Car shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account.

Without derogating from the terms of the Car Leasing policy, it is hereby clarified that the leasing amount and gasoline costs according to the Company’s policy, shall be deducted from the employees total compensation Salary (Base plus Additional Compensation – as laid out in Exhibit A) and that the salary after such deduction will be the basis for salary-basis entitlements.

15.            Options and Equity. The Company may, from time to time, at its sole discretion, grant the Employee options (the "Options") to purchase shares of common stock, and/or shares of the Company's parent company (collectively: the “Equity”), DarioHealth Corp., a Delaware corporation (the "Parent"). The Equity grantss shall be subject to the terms of the Parent’s 2020 Equity Incentive Plan and the 2020 Israeli Sub Plan thereto (together, the “Plan”), as may be amended from time to time, or any successor plans, and an Option Agreement or other suitable agreement as the case may be, to be executed between Parent and the Employee. The Employee acknowledges that he will be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws.

Subject to the approval of Parent’s Board of Directors: the Employee shall be granted with 73,660 Restircted Shares of common stock (“RSU”) of the Parent under the Parents 2020 Equity Incentive Plan and in accordance with Section 102 of the Israeli Tax Ordinance, under such terms derermined by the Board on the grant date. The RSUs will be released over a three years perio , with twelve equal quarterly installment during the three years following the grant date.

Employee will also be entitled to an additional grant of 73,660 RSUs on March 1st 2022 upon achieving the 2021 targets as defined in Exhibit A of this agreement. The RSUs will be granted under the Plan and will be released in twelve quarterly installments over a three years period commencing on March 1st 2022.

Employee will also be entitled to an additional grant of 73,660 RSUs on March 1st 2023 upon achieving the 2022 targets to be defined by the Company’s Chief Executive Officer, by the beginning of 2022. The RSUs will be garnted under the plan and will be released in twelve quarterly installments over a three years period commencing on March 1st 2023.

All Options and the RSUs shall be governed in all respects by the terms of Company's 2020 Equity Incentive Plan. The RSUs grants are subject, in all respects, to the approval of the Parents Board of Directors.

Policies

16.            Privacy; International Transfer of Information. Employee acknowledges that any communication equipment which may be provided by the Company (telephone, mobile phone, computer terminal or other communication equipment or software) is provided to Employee for the purpose of performing his duties as Company’s employee, and undertakes to use such equipment accordingly. Employee further acknowledges such equipment is and shall remain property of the Company, and explicitly consents to Company conducting, at Company’s reasonable discretion, routine and unannounced inspections of the use of the equipment, including inspections of e-mail transmissions, internet usage and the content thereof. Employee thus acknowledges that, in order to keep Employee’s privacy, it would be advisable to avoid any personal use of the Company’s equipment and facilities.

17.            Employee understands and acknowledges that for internal corporate, HR, finance and enterprise reasons, Company may share, transfer, convey and make available certain personal information of the Employee (such as personal and demographic information, financial, personal records, or other personally identifiable information) (collectively: the “Employee Information”) to the Parent and its respective personnel, consultants, advisors and officers. Employee further understands that Parent is operating outside the EEA and as such is not subject to privacy rules applicable in Israel and/or EEA. Nevertheless, Company shall take all reasonable efforts to make sure that the Parent maintains and treats the Employee Information in standards no les stringent than the privacy standards and requirements which apply to the Company.

Miscellaneous

18.            The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law). No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof. In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement, unless the business purpose of this Agreement is substantially frustrated thereby. The preface and exhibits to this Agreement constitute an integral and indivisible part hereof. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto. The Employee acknowledges and confirms that all terms of the Employee's employment are personal and confidential, and undertake to keep such terms in confidence and refrain from disclosing such terms to any third party. All references to applicable law are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires. The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this Agreement shall derogate from the Employee’s rights according to any applicable law, extension order, collective agreement or other agreement with respect to the terms of Employee’s employment.

19.            Employee waives and irrevocably releases Upright, the Company and/or the Parent and/or their assigns and heirs, from any claims demands and/or suits which Employee and/or anyone on his behalf has, may have and/or may have had with respect to his employment by Upright, whether or not known to Employee at the Commencement Date.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the date first hereinabove set forth.

/s/ Oded Cohen	/s/ Oded Cohen
Upright Technologies Ltd.	Oded Cohen

Acknowledged

/s/ Zvi Ben-David
Labstyle Innovation Ltd.

[Upright Technologies Ltd.. – Oded Cohen – Employment Agreement]

Exhibit A

To the Personal Employment Agreement by and between

Upright Technologies Ltd. and the Employee whose name is set forth herein

1.	Name of Employee:	Oded Cohen
2.	I.D. No. of Employee:	13518931
3.	Address of Employee:	Hatomer 36, Savion, Israel
4.	Position in the Company:	GM MSK
5.	Under the Direct Direction of:	[________]
6.	Commencement Date:	February 1, 2021
7.	Notice Period:	4 months
8.	Base Salary:	NIS 50,400
9.	Additional Compensation:	NIS 12,600
10.	Annual Bonus	Up to 4 monthly Salaries.
11.	Vacation Days Per Year:	22
12.	Travel Allowance	As determined under applicable law
13.	Sick Leave Days Per Year:	The Employee should be entitled to fully paid sick leave pursuant to applicable sick law.
14.	2021 targets

1. Recognized revenues of $16.5 million

2. MSK offering ready to be sold July 1st into the employers market

3. 1 Employer signing on the solution second half of 2021

4. Employee retention 80%, building management position until end of June 2021, hiring at elast 2 key knowledge roles (e.g. product) from the competition.

each target of the above will represent an achievement of 25% from the 2021 targets

Exhibit B

To the Personal Employment Agreement by and between

Upright Technologies Ltd. and the Employee whose name is set forth herein

Name of Employee:	Oded Cohen

I.D. No. of Employee:	13518931

Date:	February 1, 2021 (the "Commencement Date")

General

1.	Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Exhibit is attached (the "Agreement"). For purposes of any undertaking of the Employee toward the Company, the term "Company" shall include any parent company, subsidiaries and affiliates of the Company. The Employee's obligations and representations and the Company's rights under this Exhibit shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

Confidentiality; Proprietary Information

2.	"Proprietary Information" means confidential and proprietary information concerning the business and financial activities of the Company, including, without limitation, patents, patent applications, trademarks, copyrights and other intellectual property, and information relating to the same, technologies and products (actual or planned), know how, inventions, research and development activities, inventions, trade secrets and industrial secrets, and also confidential commercial information such as investments, investors, employees, customers, suppliers, marketing plans, etc., all the above - whether documentary, written, oral or computer generated. Proprietary Information shall also include information of the same nature which the Company may obtain or receive from third parties.

3.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee's association with the Company, as evidenced by written records; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by Employee; (iii) reflects general skills and experience; or (iv) reflects information and data generally known in the industries or trades in which the Company operates.

4.	Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

5.	Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the sole property of the Company and its assigns. At all times, both during the employment relationship and after the termination of the engagement between the parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Employee's duties under the Agreement.

6.	Upon termination of Employee's engagement with the Company, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee's engagement with the Company, and will not take with him any documents or materials or copies thereof containing any Proprietary Information.

7.	Employee's undertakings set forth in Section 1 through Section 6 shall remain in full force and effect after termination of the Agreement or any renewal thereof.

Disclosure and Assignment of Inventions

8.	"Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee's engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the field of business of the Company, or to current or anticipated research and development.

9.	Employee hereby confirms that all rights that he may have in all Company's Inventions, are and have been from inception, in the sole ownership of the Company. If ever any doubt shall arise as to the Company’s rights or title in any Company Invention and it shall be asserted that the Employee, allegedly, is the owner of any such rights or title, then Employee hereby irrevocably transfer and assign in whole to the Company without any further royalty or payment any and all rights, title and interest in any and all Company Inventions. Employee has listed below in this Section 9 a complete list of all Inventions to which he claim ownerships (the "Prior Inventions") and that he desires to remove from the operation of this Agreement, and acknowledges and agrees that such list is complete. If no such list is attached to this Agreement, Employee represents that he has no such Inventions at the time of signing this Agreements. The Prior Inventions, if any, patented or unpatented, are excluded from the scope of this Agreement. If, in the course of employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent. Employee hereby represents and undertakes that none of his previous employers or any entity with whom he was engaged, has any rights in the Inventions or Prior Inventions and such employment with the Company will not grant any of them any right in the results of the Employee’s work.

Prior Inventions: [fill-in, if any.]

10.	Employee undertakes and covenants he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

11.	Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention. For the removal of any doubt, it is hereby clarified that the provisions concerning assignment of Company Inventions contained in Section 8 and this Section 11 will apply also to any "Service Inventions" as defined in the Israeli Patent Law, 1967 (the "Patent Law"). However, in no event will such Service Invention become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. The Employee will not be entitled to royalties or other payment with regard to any Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Company Inventions, Service Inventions or other intellectual property rights. The Employee irrevocably confirms that the consideration explicitly set forth in the employment agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and the employee hereby expressly and irrevocably confirms that the provisions contained in Section 134 of the Patent Law shall not apply and he waives any right to claim royalties or other consideration with respect to any Invention.

12.	Employee agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

13.	In consideration of Employee's terms of employment hereunder, which include special compensation for his undertakings under this Section 13 and the following Section 14, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that he will not, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement, for any reason whatsoever, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company. Employee hereby acknowledges and agrees that the Salary and social benefits to which the Employee is or shall be entitled to, if any, as set forth in the Agreement, is set to a level which reflects adequate compensation sufficient to reimburse prejudice, if any, including but not limited to any of Employee's legitimate rights and interests. Employee further warrants and represents that the Special Non-Competition Monthly Compensation (as defined in the Agreement) constitutes a real, appropriate and full consideration to any prejudice Employee may suffer due to his non-competition undertakings and obligations set forth in this Exhibit, including but not limited to restriction of his freedom of employment.

14.	Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a "Consultant"), or was retained as an employee or a Consultant during the six months preceding termination of Employee's employment with the Company.

Reasonableness of Protective Covenants

15.	Insofar as the protective covenants set forth in this Exhibit are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the protective covenants are reasonable and necessary to protect the goodwill, property and Proprietary Information of the Company, and the operations and business of the Company; and (ii) the time duration of the protective covenants is reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company. Nevertheless, if any of the restrictions set forth in this Exhibit is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the parties hereto intend for the restrictions set forth in this Exhibit to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

Remedies for Breach

16.	Employee acknowledges that the legal remedies for breach of the provisions of this Exhibit may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Intent of Parties

17.	Employee recognizes and agrees: (i) that this Exhibit is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company’s business; (ii) that the area and duration of the protective covenants contained herein are in all things reasonable; and (iii) that good and valuable consideration exists under the Agreement, for Employee's agreement to be bound by the provisions of this Exhibit.

IN WITNESS WHEREOF the Employee has signed this Agreement as of the date first hereinabove set forth.

/s/ Oded Cohen
Oded Cohen